Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MGT Capital Investments, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-217663) of MGT Capital Investments, Inc., of our report dated April 16, 2019, relating to the consolidated financial statements of MGT Capital Investments, Inc., as of December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, appearing in the Annual Report on Form 10-K of MGT Capital Investments, Inc. for the year ended December 31, 2018. Our report on the consolidated financial statements includes an explanatory paragraph expressing substantial doubt regarding MGT Capital Investments, Inc.’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY
April 16, 2019